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                                                                    EXHIBIT 11

                             TOWER AUTOMOTIVE, INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Years Ended December 31,
                                          ------------------------------------
                                             1996          1995        1994
                                          ---------     ---------    ---------

Net income                                 $20,637       $12,071       $7,361
Interest expense on convertible
  subordinated notes                           128           176          115
                                          ---------     ---------    ---------
Net income available to common
  stockholders                             $20,765       $12,247       $7,476
                                          ---------     ---------    ---------
                                          ---------     ---------    ---------
Weighted average number of common
  and common equivalent shares (1)          12,682        10,827        7,854

Dilutive effect of outstanding stock
  options after application of the
  treasury stock method (1)                    118            46           42

Dilutive effect of warrants (1)                 20            --           --

Dilutive effect of convertible subordinated
  notes assuming conversion (1)                603           824          824
                                          ---------     ---------    ---------

Common and common equivalent shares
  outstanding                               13,423        11,697        8,720

                                          ---------     ---------    ---------
                                          ---------     ---------    ---------

Net income per common and common
  equivalent share (2)                       $1.55         $1.05        $0.86
                                          ---------     ---------    ---------
                                          ---------     ---------    ---------


(1) Cheap stock is included in the calculation for all periods presented in accordance with the rules and regulations of the Securities and Exchange Commission.

(2) The calculation of net income per common and common equivalent share for the years ended December 31, 1996, 1995 and 1994 are the same on a primary and fully diluted basis.